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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A/A

               For Registration of Certain Classes of Securities
                       Under Section 12(b) or (g) of the
                        Securities Exchange Act of 1934


                            MARRIOTT INTERNATIONAL, INC.
                       ------------------------------------
                (Name of Registrant as specified in its charter)


            Delaware                                52-0936594
      ----------------------             -------------------------------
     (State of Incorporation)           (IRS Employer Identification No.)


                                    1-12188
                              -------------------
                             (Commission File No.)


     10400 Fernwood Road, Bethesda, Maryland                20817
     ---------------------------------------              --------
     (Address of principal executive offices)            (Zip Code)

      Registrant's telephone number, including area code:  (301) 380-3000


       Securities to be registered pursuant to Section 12(b) of the Act:

                        Preferred Stock Purchase Rights
                        -------------------------------
                                (Title of class)

                             Chicago Stock Exchange
                            New York Stock Exchange
                             Pacific Stock Exchange
                            Philadelphia Stock Exchange
         -------------------------------------------------------------
        (Name of each exchange on which each class is to be registered)


           Securities to be registered under Section 12(g) of the Act

                                      None
                                 --------------
                                (Title of Class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On September 30, 1997, Marriott International, Inc. (the "Company") executed and delivered an Amendment (the "Amendment") to the Rights Agreement, dated as of October 8, 1993, between the Company and The Bank of New York, as Rights Agent (the "Rights Agent") (the "Rights Agreement"). The Amendment is filed herewith as Exhibit 1 and is incorporated herein by reference. The Amendment was entered into immediately prior to the execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 30, 1997, among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. and International Catering Corporation. The Amendment, among other things, excludes from the definition of an "Acquiring Person" in the Rights Agreement any Person who or which, together with all Affiliates and Associates, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Merger Agreement. Second, the Amendment amends Section 11(a)(ii) to exclude from its provisions any Person who or which, together with all Affiliates and Associates, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Merger Agreement. Third, the Amendment amends Section 11(n) to exclude from its provisions any transactions relating to and contemplated by the Merger Agreement. Finally, the Amendment amends Section 13(a) to exclude from its provisions any Person who or which, together with all Affiliates and Associates, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Merger Agreement.


ITEM 2.   EXHIBITS

1. Amendment No. 1 to Rights Agreement dated as of September 30, 1997 between Marriott International, Inc. and the Bank of New York, as Rights Agent.


SIGNATURE

     Under the requirements of Section 12 of the Securities Exchange of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

MARRIOTT INTERNATIONAL, INC.


Dated: October 15, 1997             By: /s/ Joseph Ryan
                                       ------------------------------------
                                    Name: Joseph Ryan
                                    Title: Executive Vice President and
                                           General Counsel

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